Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated April 28, 2010, relating to the financial statements of Cohen & Steers Preferred Securities and Income Fund, Inc. as of April 27, 2010, which appears in such Registration Statement. We also consent to the reference to us under the heading “Counsel and Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 28, 2010